Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Zebra Technologies Corporation:

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-102050 and 333-59733) pertaining to the Zebra Technologies Corporation Profit Sharing and Savings Plan (the Plan) of our report dated June 26, 2008 with respect to the financial statements and the supplemental schedule of the Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Chicago, Illinois

June 26, 2008